Exhibit 4.43

BIRKS & MAYORS INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2006 Employee Stock Purchase Plan (the “Plan”) of Birks & Mayors Inc. (the “Company”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries (as defined below) with an opportunity to purchase Class A Voting Shares of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall, accordingly, be constructed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company or any committee of the Board of Directors of the Company that has been authorized by resolution of the Board of Directors of the Company to administer this Plan.

(b) “Class A Voting Shares” shall mean the Class A Voting Shares, without nominal or par value, of the Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Company” shall mean Birks & Mayors Inc., a corporation currently existing under the Canada Business Corporations Act, R.S.C., 1985, chapter C-44.

(e) “Compensation” shall mean all regular straight time earnings, payments of overtime, shift premiums, incentive compensation, incentive payments, bonuses and commissions (except to the extent that the exclusion of any such items is specifically directed by the Board).

(f) “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time, in its sole discretion, as eligible to participate in the Plan.

(g) “Employee” means any person, excluding senior officers of the Company, who is customarily employed for at least twenty (20) hours per week and has been so employed for at least six (6) months continuous by the Company or one of its Designated Subsidiaries.

(h) “Plan” shall mean this 2006 Employee Stock Purchase Plan.

(i) “Subsidiary” shall mean a corporation or other legal person or entity (partnership, joint venture or otherwise), domestic or foreign, of which not less than fifty percent (50%) of the total combined voting power of all classes of stock of such corporation or other entity are held directly or indirectly by the Company or of which the Company has the power to direct, whether directly or indirectly, the management and policies of such other legal person or entity, whether or not such corporation or other legal person or entity now exists or is hereafter organized or acquired by the Company or an affiliate of the Company and which is treated as a “Subsidiary” under Section 424(f) of the Code.

3. Eligibility.

(a) Any Employee as defined in Section 2 herein shall be eligible to participate in the Plan, subject to the limitations imposed by Section 423(b) of the Code.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee would own shares (calculated including outstanding options to purchase) possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Parent or Subsidiary of the Company as determined in accordance with Section 424(d) of the Code, or (ii) which permits his rights to purchase shares under all employee stock purchase plans of the Company and its Parent and Subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such stock option is outstanding at any time.

4. Offering Dates. The Plan shall be implemented by one offering during each six-month period of the Plan, commencing on or about July 1, 2006 and continuing thereafter until terminated, in accordance with Section 19 hereof. The Board shall have the power to change the duration of offering periods with respect to future offerings without shareholder approval, if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected.

5. Participation.

(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing a payroll deduction on the form provided by the Company, and filing it with the Company’s or the Designated Subsidiary’s payroll office prior to the applicable offering date.

(b) Payroll deductions for a participant shall commence on the first payroll following the offering date and shall end on the termination date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Payroll deductions.

(a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the offering period at a rate not exceeding ten percent (10%) of the Compensation which he is to receive on such payday, and the aggregate of such projected payroll deduction during the offering period shall not exceed ten percent (10%) of his aggregate projected Compensation during said offering period.

(b) All payroll deductions authorized by a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

(c) A participant may discontinue his participation in the Plan as provided in Section 10 herein, or may lower, but not increase, the rate of his payroll deductions during the offering period by completing and filing with the Company’s or a Designated Subsidiary’s payroll office a new authorization for payroll deduction. The change in rate shall be effective within fifteen (15) days following the Company’s or the Designated Subsidiary’s receipt of the new authorization.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to zero percent at such time during any offering period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior offering period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $25,000 or more. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first offering period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Class A Voting Shares issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, foreign or other tax or social insurance withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Class A Voting Shares. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation, the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to the sale or early disposition of Class A Voting Shares by the Employee.

7. Grant of Option.

(a) At the beginning of each six-month offering period, each eligible Employee participating in the Plan shall be granted an option to purchase (at the per share option price set forth in Section 7(b)) up to a number of shares of the Company’s Class A Voting Shares purchasable by each Employee’s projected accumulated payroll deduction (not to exceed an amount equal to ten percent (10%) of his Compensation as of the date of the commencement of the applicable offering period) divided by eighty-five percent (85%) of the fair market value of a share of the Company’s Class A Voting Shares at the beginning of said offering period, subject to the limitations set forth in Section 3(b) and 12 hereof. The fair market value of a share of the Company’s Class A Voting Shares shall be determined as provided in Section 7(b) herein.

(b) The option price per share of such shares shall be the lesser of: (i) 85% of the fair market value of a share of the Class A Voting Shares of the Company at the commencement of the six-month offering period; or (ii) 85% of the fair market value of a share of the Class A Voting Shares of the Company at the time the option is exercised at the termination of the six-month offering period. The fair market value of the Company’s Class A Voting Shares on a given date shall be the reported closing price of the Class A Voting Shares on the American Stock Exchange (or such other exchange or market on which such shares are then listed) for that date.

8. Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his option for the purchase of shares shall be exercised automatically at the end of the offering period, and the maximum number of full shares subject to such option shall be purchased for him at the applicable option price with the accumulated payroll deductions in his account. During his lifetime, a participant’s option to purchase shares hereunder is exercisable only by him.

9. Delivery. As promptly as practicable after the termination of each offering, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his option. Any cash remaining to the credit of a participant in his account under the Plan after a purchase of shares at the termination of each offering period, or which is insufficient to purchase a full Class A Voting Share of the Company, shall be returned to the participant.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan at any time prior to the end of the offering period by giving written notice to the payroll office of the Company or the Designated Subsidiary. All of the participant’s payroll deductions credited to his account shall be paid to him promptly after receipt of his notice of withdrawal and his option for the current period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for him during the offering period.

(b) Upon termination of the participant’s employment prior to the end of the offering period for any reason, including retirement or death, the payroll deductions credited to his account shall be returned to him or, in the case of his death, to the person or persons entitled thereto under Section 14, and his option shall be automatically terminated.

(c) In the event an Employee fails to remain in the continuous employ of the Company or a Designated Subsidiary for at least twenty (20) hours per week during the offering period in which the employee is a participant, he shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account shall be returned to him and his option terminated.

(d) A participant’s withdrawal from an offering shall not have any effect upon his eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) The maximum number of the Company’s Class A Voting Shares which shall be made available for sale under the Plan shall be 100,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. The shares to be sold to participants under the Plan may, at the election of the Company, be either treasury shares, shares authorized but unissued, or shares purchased on the open market. If the total number of shares, which would otherwise be subject to options granted pursuant to Section 7(a) hereof, at the beginning of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall allocate options for shares remaining available for option grants pro rata among the participants in accordance with the amounts otherwise determined pursuant to Section 7(a). In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each participant affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

(b) A participant shall have no interest or voting right in shares covered by his option until such option has been exercised and a share certificate has been issued to such participant.

(c) Shares to be delivered to a participant under the Plan shall be registered either in the name of the participant or, if so instructed by the participant, in the name of the participant and his spouse.

13. Administration. The Plan shall be administered by the Board. The administration, interpretation or application of the Plan by the Board shall be final, conclusive and binding upon all participants. Members of any committee that has been authorized by the Board to administer this Plan and who are eligible Employees, are permitted to participate in the Plan.

14. Designation of Beneficiary.

(a) Where permissible under applicable law, a participant may file a written designation of a beneficiary who is to receive any shares or cash or both to which the participant may be entitled under the Plan at the time of his death.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver any shares and any cash to which the participant was entitled to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver any such shares and any such cash to the spouse or children of the participant, or if no spouse or no child is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of any option or rights to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16. Use of Funds. All payroll deductions received or held by the Company or a Designated Subsidiary under the Plan may, in accordance with applicable law, be used by the Company or a Designated Subsidiary for any corporate purpose, and the Company or a Designated Subsidiary shall not be obligated to segregate such payroll deductions.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees semiannually promptly following the share purchase date, which statements shall set forth the amount of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Class A Voting Shares covered by each option under the plan which has not yet been exercised and the number of Class A Voting Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per Class A Voting Share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of Class A Voting Shares or another class of voting shares of the Company effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Class A Voting Shares subject to an Option.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Class A Voting Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, capitalizations or recapitalizations, rights, or offerings, and in the event the Company is consolidated with or merged into any other corporation.

19. Amendment or Termination. The Board may at any time terminate or amend the Plan. No termination shall affect options previously granted. No amendment shall make any change in any option granted under the Plan which adversely affects the right of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt hereof.

21. Shareholder Approval. This Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding total combined voting power of all classes of stock of the Company present or represented and entitled to vote thereon.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to any option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, including, without limitation, the American Stock Exchange and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan. The Plan shall become effective upon the approval by the shareholders of the Company. It shall continue in effect until February 10, 2016, unless sooner terminated under Section 19.